                                 WRITTEN CONSENT
                               OF SHAREHOLDERS OF
                               LEGACY BRANDS, INC.

        Pursuant to the authority of Section 603(a) of the California General Corporation Law, the undersigned, being the holders of the number of shares of capital stock of Legacy Brands, Inc., a California corporation (the "Corporation"), set forth opposite his or her signature below, do hereby dispense with the formality of a meeting and adopt the following resolutions:

RESOLVED, that the shareholders of the Corporation hereby authorize and approve the amendment of Article IV of the Corporation's Articles of Incorporation to read in its entirety as follows:

        "This corporation is authorized to issue two classes of shares. The total number of shares of both classes which this corporation is authorized to issue is forty million (40,000,000), consisting of thirty million (30,000,000) shares of common stock (the "Common Stock") and ten million (10,000,000) shares of preferred stock (the "Preferred Stock").

        "Upon the effectiveness of this amendment to the Articles of Incorporation of this corporation to read as herein set forth, all outstanding shares are converted into the right to receive that number of whole shares of new Common Stock equal to the number of shares held divided by three.

        "The board of directors may within any limits and restrictions imposed by law determine, alter, or revoke the rights, preferences, privileges, and restrictions granted to, imposed upon, or pertaining to any wholly unissued class of shares or any wholly unissued series of any class of shares, or the holders thereof. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the Preferred Stock in any number of series. The board of directors may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding). In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

        This Written Consent may be executed in one or more counterparts, which taken together shall be deemed to be a single document, and shall be filed in the minute book of the Corporation and shall become a part of the records of the Corporation. Please write in your name, date, number of shares held by you in each separate capacity and sign in the space provided below

Shareholder                  Date                  No. of Shares
-----------                  ----                  -------------

---------------------        -----------           ---------------------------


---------------------        -----------           ---------------------------


---------------------        -----------           ---------------------------

                               LEGACY BRANDS, INC.
                   SOLICITATION OF SHAREHOLDER WRITTEN CONSENT


INTRODUCTION

        The Board of Directors of Legacy Brands, Inc. (the "Company") hereby solicits the enclosed Written Consent of Shareholders for the purpose of authorizing and approving a proposal (the "Proposal") to amend the Company's Articles of Incorporation to : (i) effect a one for three reverse stock split (the "Reverse Split") of all outstanding shares of the Company's common stock ("Common Stock"); (ii) increase the amount of authorized common stock from 5 million shares to 30 million shares; and (iii) authorize the Company to issue up to 10,000,000 shares of preferred stock ("Preferred Stock") . Only shareholders of record at the close of business on April 1, 1998 (the "Record Date") are entitled to vote on the Proposal.

        The Company's principal executive office is located at 2424 Professional Drive, Suite A, Roseville, California 95661 and its telephone number is (916) 782-2029.

        These solicitation materials are expected to be sent to certain shareholders entitled to vote on or before April 21, 1998. All shareholders will be provided written notice of any action finally approved as a result of this solicitation.

                                  THE PROPOSAL

        The Board of Directors has unanimously adopted a resolution declaring the advisability of, and submits to the shareholders for authorization and approval, a single Proposal to amend the Company's Articles of Incorporation to:
(i) effect a one for three reverse stock split (the "Reverse Split") of all outstanding shares of the Company's Common Stock; (ii) increase the amount of authorized Common Stock from 5 million shares to 30 million shares; and (iii) authorize the Company to issue up to 10,000,000 shares of Preferred Stock . The Proposal may be abandoned by the Board of Directors at any time prior to the date and time at which the Proposal becomes effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the Proposal. The Proposal will be effected by an amendment to the Articles of Incorporation in the form set forth in full on Exhibit A to this Written Consent Solicitation.

                           THE PROPOSED REVERSE SPLIT

        Upon the Effective Date, the total number of shares held by each shareholder will be automatically converted into an amount of whole shares of Common Stock equal to the number of shares owned immediately prior to the Reverse Split divided by three and into cash based on the Purchase Price in lieu of any fractional shares. (See "Cash Payment in Lieu of Fractional Shares").

        If the Proposal is adopted, each shareholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from the purchase of fractional shares. The rights and privileges of the holders of the Common Stock will be substantially unaffected by the Reverse Split.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

        In lieu of issuing fractional shares resulting from the Reverse Split, the Company will value each outstanding share of Common Stock held immediately prior to the Reverse Split at $2.50. Such per share price is sometimes hereinafter referred to as the "Purchase Price." In lieu of fractional shares arising as a result of the Reverse Split, shareholders will be entitled to receive cash in the amount of the Purchase Price times the number of shares of common stock held immediately prior to the Reverse Split that were not evenly divisible by three. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares.

        As soon as practicable after the Effective Date, the Company will mail letters of transmittal to each holder of record of a stock certificate or certificates which represents issued shares of the Company's Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's transfer agent in exchange for cash payments in lieu of fractional shares and/or certificates representing the number of whole shares of new Common Stock into which the shares of Common Stock have been converted as a result of the Reverse Split. No cash payment will be made or new certificate issued to a stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's transfer agent. (See "Exchange of Stock Certificates").

PRINCIPAL EFFECTS OF THE PROPOSED REVERSE SPLIT

        Shareholders have no right under California law or under the Company's Articles of Incorporation or By-laws to dissent from the Reverse Split, or to dissent from the payment of cash in lieu of issuing fractional shares.

        As of the Record Date the number of issued and outstanding shares of Common Stock was 3,333,545. Based upon the Company's best estimates, the aggregate number of shares of Common Stock that will be issued and outstanding following the Reverse Split will be ______________ shares.

        The following table sets forth the effects of the Reverse Split on the Company's Common Stock and on certain financial data:

                                                   AS OF          ADJUSTED FOR
            COMMON STOCK                       APRIL 1, 1998    REVERSE SPLIT(1)
            ------------                       -------------    ----------------

Authorized                                       5,000,000        30,000,000
Issued and outstanding                           3,333,545(3)      1,111,180
Issuable pursuant to outstanding options(2)        693,000           396,333
Available for future Issuance                      973,455        28,492,487

(1) Gives effect to the proposed amendment to increase the total number of common shares authorized to 30,000,000 shares.

(2) Includes warrants with respect to 248,000 shares as to which the Company has agreed that when exercised the number of shares to be issued shall give effect to the proposed reverse split as if in effect at the time of the issuance of the warrant.

(3) Includes 64,100 shares pursuant to which the Company has taken a note in payment. Pursuant to California law such shares may not be voted until such time as the note has been paid.

   OTHER EFFECTS OF THE REVERSE SPLIT                 AS OF                ADJUSTED FOR
  (IN THOUSANDS EXCEPT PER SHARE DATA)          JANUARY 31, 1998(1)     REVERSE SPLIT (1,2)
  ------------------------------------          -------------------     -------------------

Common Stock                                       $ 6,377,075             $ 6,377,075
Additional Paid-in Capital                             559,500                 559,500
Notes Receivable from Shareholders                     (69,475)                (69,475)
Retained Earnings (Accumulated Deficit)             (7,144,179)             (7,144,179)
Total Shareholders' Equity                            (277,079)               (277,079)
Book Value Per Share                                    ($0.08)                 ($0.25)

(1) Unaudited

(2) Subject to further adjustments due to the repurchase of fractional shares.

        The Common Stock is currently registered under Section 12g of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Exchange Act imposes certain periodic reporting and other requirements upon companies whose shares are so registered. The proposed Reverse Split will not affect the registration of the Common Stock under the Exchange Act. However, on February 25, 1998, the Company filed a Form 15 with the Securities and Exchange Commission, which had the immediate effect of suspending certain of the Company's reporting obligations under the Exchange Act, and will result in the termination of the Company's registration under the Exchange Act 90 days following the date of the filing.

REASONS FOR THE PROPOSED REVERSE SPLIT

        The Board of Directors believes that the current low per share price of the Common Stock has had a negative effect on the potential ability of the Company to raise capital by issuing additional shares and on the marketability of the existing shares.

        First, underwriters are reluctant to undertake public offerings of low-priced stocks. The Company has had discussions with prospective underwriters of the Company's securities, and has been informed, and believes, that it is highly unlikely that an underwriter will undertake a public offering of the Company's Common Stock at a price per share of less than $5.00. Additionally, it is necessary to have a price per share of $5.00 or more in order for stock to be listed on Nasdaq and various other stock exchanges.

        Second, certain institutional investors have internal policies preventing the purchase of low-priced stocks, and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stocks because of the time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

        The Board of Directors believes that the Reverse Split should result in a share price sufficiently high to dispel these concerns.

        The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split, and the resulting anticipated increased price level, will encourage interest in the Company's Common Stock and possibly promote greater liquidity for the Company's shareholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Also, although any increase in the market price of the Common Stock resulting from the Reverse Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Split could result in a market price for the shares that will be high enough to overcome the reluctance, polices and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares. There can, however, be no assurances that the foregoing effects will occur, or that the market price of the Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.

        There is currently no active market for the Common Stock, and the Reverse Split, without more, is not likely to result in an active market for the Common Stock at any price.

EXCHANGE OF STOCK CERTIFICATES

        If the Proposal is adopted, shareholders will be required to exchange their stock certificates for new certificates representing the shares of new Common Stock and for payment in respect of fractional shares. The estimated amount to be paid for fractional shares will be deposited with the Company's transfer agent immediately following the Effective Date. Shareholders of record on the effective date of the Reverse Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company's transfer agent. Shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Shareholders should not submit any certificates until requested to do so.

                     AUTHORIZATION TO ISSUE PREFERRED STOCK

        The Proposal approved by the Board of Directors includes an amendment to the Company's Articles of Incorporation which would authorize the Company to issue up to 10,000,000 shares of Preferred Stock. If the Proposal is approved, the Board of Directors would be empowered, without the necessity of further action or authorization by the Company's shareholders (unless required in a specific instance by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Stock from time to time in one or more series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each such series. Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends, redemption, special voting rights and liquidation rights, senior to the Company's Common Stock. No preferred stock is presently authorized by the Company's Articles of Incorporation.

PRINCIPAL EFFECTS OF THE AUTHORIZATION OF PREFERRED STOCK

        It is not possible to state the precise effect of the authorization of the Preferred Stock upon the rights of holders of Company Common Stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series of the Preferred Stock. However, such effect might include: (i) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears; (ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights; and (ii) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

        The authorization of the Preferred Stock may be viewed as having the potential effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly. Such an issuance could discourage or limit the shareholders' participation in certain types of transaction that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

REASONS FOR THE PROPOSAL TO AUTHORIZE PREFERRED STOCK

        The Board of Directors believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Preferred Stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use int he Company's business and operations, and issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Company does not, at present, have any agreements, understanding or arrangements which would result in the issuance of any shares of Preferred Stock.

AMENDMENT TO ARTICLES OF INCORPORATION

        Assuming that the Proposal is approved by the shareholders, an amendment to the Articles of Incorporation in the form of Exhibit A attached hereto will be filed with the Secretary of State of the State of California, and the Proposal will become effective as of 5:00 p.m., Pacific Time, on the date of such filing. Without any further action on the part of the Company or the shareholders, the shares of Common Stock held by shareholders of record will be converted at 5:00 p.m., Pacific Time, on the Effective Date into an amount of whole shares of new Common Stock equal to the number of shares owned immediately prior to the Reverse Split divided by three and the right to receive cash based on the Purchase Price in lieu of any fractional shares.

FEDERAL INCOME TAX CONSEQUENCES

        The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

        The exchange of shares of Common Stock as a result of the Reverse Split will not result in recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of new Common Stock will include the shareholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of new Common Stock will be the same as the adjusted basis of the shares of Common Stock exchanged therefor, reduced by the basis allocable to the receipt of cash in lieu of fractional shares described below.

        A shareholder who receives cash In lieu of fractional shares will be treated as if the Company has issued fractional shares to him and then immediately redeemed such shares for cash. Such shareholders should recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of his Common Stock allocable to such fractional shares, had they actually been Issued. Such gain or loss will be capital gain or loss if such shareholder's Common Stock was held as a capital asset, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder's holding period for his Common Stock exceeds twelve months.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND DIRECTORS AND OFFICERS

        The following table sets forth certain information regarding beneficial ownership of Common Stock as of the Record Date (i) by each person who is known by the Company to beneficially own more than five percent of the Common Stock,
(ii) by each of the Company's directors and (iii) by all executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                   NAME AND ADDRESS OF                             NUMBER OF
                   BENEFICIAL OWNER (1)                              SHARES            PERCENTAGE (2)
                   --------------------                            ---------           --------------

EXECUTIVE OFFICERS AND DIRECTORS:

Thomas E. Kees ..................................................   400,000               12.00%

Craig C. Connerty ...............................................    60,000                1.80

Michael E. Banks ................................................    60,000                1.80

Steven Riccardelli ..............................................    60,000                1.80

Larry J. Wells (6) ..............................................    30,000                  0

Arthur L. Patch .................................................     2,000                  *

All directors and officers as a group ...........................   612,000               18.36

OTHER 5% SHAREHOLDERS:

Gregory B. Plunkett (3) .........................................   400,000               12.00
c/o Tobin & Tobin
1 Montgomery Street, 15th floor
San Francisco, CA 94104

Douglas Shannon .................................................   200,000                6.00
P.O. Box 1959
Aptos, CA 94102

BKP Partners (3) ................................................   282,256                8.47
Citicorp Center, Suite 3900
One Sansome Street
San Francisco, CA 94102

Pacific Acquisition Group (4) ...................................   190,000                5.70
21800 Burbank Blvd., Suite 100
Woodland Hills, CA 91367

                   NAME AND ADDRESS OF                             NUMBER OF
                   BENEFICIAL OWNER (1)                              SHARES            PERCENTAGE (2)
                   --------------------                            ---------           --------------

CBG Partnership (3) .............................................   196,667                5.90
100 The Embarcadero, Penthouse
San Francisco, CA 94105

C Brands, L.L.C. (3)(5) .........................................   247,200                7.42
2424 Professional Drive
Roseville, CA 95661

Capitol Bay Group (3)(5) ........................................   344,090               10.32
2424 Professional Drive
Roseville, CA 95661

Stephen C. Kircher (3)(5) .......................................   344,090               10.32
2424 Professional Drive
Roseville, CA 95661

------------

*       Indicates ownership of less than 1% of class.

(1)     Where no address is indicated, the address is in care of the Company.

(2) For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date.

(3) Mr. Plunkett has disputed the validity of the 70,000 shares shown as held by BKP Partners and 108,500 shares shown as held by Capital Bay Group, C Brands and Mr. Kircher and claims that his shareholdings are 930,000 shares. The Company believes that such claims by Mr. Plunkett are without merit.

(4) The shares shown as held by PAG were issued in consideration for services rendered in 1996 to the Company by PAG pursuant to a Bridge Loan and Consulting Agreement. PAG has advised the Company that, except with respect to 47,020 shares held for its own account, PAG disclaims beneficial ownership of the 142,980 shares listed above as owned by it.

(5) Mr. Stephen Kircher, the manager of C Brands and president of Capitol Bay Group, is the beneficial owner of 9,000 shares. Mr. Kircher disclaims beneficial ownership of the 247,200 shares held by C Brands and 87,890 shares held by Capitol Bay Group. The total number of shares held by C Brands, Capitol Bay Group and Mr. Kircher is 344,090.

(6) Includes 19,777 shares held by DayStar Partners, L.P., 7,009 shares held by DayStar Fund II, L.L.C. and 3,214 shares held by Larry Wells Company. Mr. Wells is the general partner of DayStar Partners, L.P. and the Manager of DayStar Fund II, L.L.C. and in each instance owns less than __% of the entity. Mr. Wells disclaims beneficial ownership of DayStar Partners, L.P. and DayStar Fund II, L.L.C.

REQUIRED VOTE

        The adoption of the Proposal requires the affirmative vote of not less than a majority of the issued and outstanding Common Stock.

REVOCABILITY OF WRITTEN CONSENTS

        Any Written Consent given to this solicitation may be revoked by the person giving it by a writing received by the Company prior to the time that Written Consents of the number of shares required to authorize the Proposal have been filed with the Secretary of the Company, but not thereafter. Such revocation is effective upon its receipt by the Secretary of the Company.

EXPENSES AND MANNER OF SOLICITATION

        The cost of soliciting the Written Consents will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company, without special compensation therefor. Directors, officers and employees of the Company may be reimbursed for out-of-pocket expenses in connection with any solicitation of Proxies.

RECOMMENDATION AND VOTE

        The members of the Board of Directors and the management of the Company, who beneficially own an aggregate of approximately 18.36% of the Common Stock, intend to vote in favor of the Proposal.

        The Board of Directors of the Company unanimously recommends that shareholders vote in favor of the Proposal by executing and returning the enclosed Written Consent.

Dated: April __, 1998                  The Board of Directors


                                       By: /s/ Thomas E. Kees

                                       Thomas E. Kees
                                       Chairman of the Board

                                    EXHIBIT A

RESOLVED FURTHER, that in order to effect the Reverse Split and the authorization of the Preferred Stock, the Board of Directors hereby authorizes and approves the amendment (the "Amendment") of Article IV of the Corporation's Articles of Incorporation to read in its entirety as follows:

        "This corporation is authorized to issue two classes of shares. The total number of shares of both classes which this corporation is authorized to issue is forty million (40,000,000), consisting of thirty million (30,000,000) shares of common stock (the "Common Stock") and ten million (10,000,000) shares of preferred stock (the "Preferred Stock").

        "Upon the effectiveness of this amendment to the Articles of Incorporation of this corporation to read as herein set forth, all outstanding shares are converted into the right to receive that number of whole shares of new common stock equal to the number of shares held divided by three.

        "The board of directors may within any limits and restrictions imposed by law determine, alter, or revoke the rights, preferences, privileges, and restrictions granted to, imposed upon, or pertaining to any wholly unissued class of shares or any wholly unissued series of any class of shares, or the holders thereof. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the Preferred Stock in any number of series. The board of directors may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding). In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."